DNTW
Chartered Accountants

April 19, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Sirs/Madams:

Re: Multi-Corp International Inc.

We are the former independent auditors for Multi-Corp International Inc. (the "Company"). We have read the Company's disclosure in the section "Changes in Registrant's Certifying Accountant" as included in Section 4.01(a) of the Company's 8-K dated April 16, 2013 and have the following comments:

1) We neither agree nor disagree with the first paragraph as it pertains to the reasons for our dismissal.
2) We agree that our audit reports on the financial statements of the Company for the two most recent fiscal years, and our reviews of interim financial statements contained no adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.
3) We disagree with the statement that there had been no disagreements between us and the Company on any matter of accounting principles or practices. From mid-March 2013 to early April 2013, we had several discussions with representatives of the Company about the acquisition of oil and gas properties purchased in December 2012 and had a disagreement on the accounting for the acquisition. The Company presented financial statements to us which recorded the acquisition as a business combination using the acquisition method. We did not conclude whether or not the acquisition of the oil and gas properties met the definition of a business. We were of the opinion that if the acquisition did meet the definition of a business, the acquisition was a transfer of assets between entities under common control whereby the Company would be required to measure the assets acquired and liabilities assumed at their carrying value recorded in the books of the seller. Management had accounted for the acquisition at fair value. We also disagreed with the value of the shares of common stock issued in connection with the acquisition. On April 9, 2013, the Company informed us they agreed with our opinion on the accounting for the acquisition of the oil and gas properties. On April 13, 2013, we were informed that the Company was dismissing us as independent auditors of the Company.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ DNTW

Toronto LLP

Licensed Public Accountants
Markham, Canada

KRESTON